2017 Letter to Shareholders | Page 1 Dear Shareholders: Last year was an interesting time in the life of our company. Interesting is a great way to say there is rarely a dull moment in business today, and Nelnet was no exception in 2017. We celebrated many successes, worked through a few minor setbacks, and created a host of opportunities. As Executive Chairman Mike Dunlap and I have discussed virtually every year in our shareholder letters, we believe the ultimate success of any business should primarily be measured by the per share fundamental value it creates. Ultimately, long-term fundamental value is simply the total amount of net cash a business generates over its life. We measure success based on the free cash flow created in each of our businesses, return on invested capital, and growth in per share book value of the company overall. From these perspectives, we had a very solid year. We recognize that financial success comes from living out our Core Values and we strive to keep these values in front of our associates each day. We are very proud of the work that is being done by all of our talented associates. They are our most valuable resource, and fostering an environment where they can succeed is a priority. Nelnet’s Core Values: • Provide superior customer experiences • Create an awesome work environment • Pursue opportunities for diversification and growth • Communicate openly and honestly • Give back to the communities in which we live and work At our roots, we are a finance company. While we have diversified into many fee-based businesses, we still maintain our strengths in asset management, finance, and securitization. Our journey began with student loans, and today we are acutely aware of the amortization of our student loan assets. It was quite evident in 2017, with a $3.1 billion decrease in the portfolio outstanding to $21.8 billion at year-end. As our legacy portfolio runs off, we have been evaluating various loan assets, including private education and consumer loans, in which we can leverage our core financial strengths. This year, we will look to add assets through which we can earn acceptable returns and leverage our servicing, processing, and payment capabilities. That being said, our intent is not to grow simply for the sake of growth, but rather to focus on value-based lending instead of volume-based lending. For example, we are confident we could generate a sizable number of loan assets on our balance sheet that would either layer on credit or liquidity risk we are not comfortable taking, or would not hit our return on investment targets. That strategy would demonstrate growth, yet simultaneously not be the best use of our cash in the current economic environment. February 27, 2018

2017 Letter to Shareholders | Page 2 It may sound strange in today’s asset-hungry financial services environment, but we intend to invest our capital in businesses and loan assets that will generate positive cash flow, grow profitably over time, and hit the appropriate risk-adjusted returns on our invested capital. If we can’t accomplish those goals, we will either wait until we can, or return capital to our shareholders in the form of dividends and stock repurchases. At the senior management level, if we are doing our jobs, we are establishing solid business strategies, recruiting top talent to implement those strategies, running efficient operations, and deploying capital effectively. As it relates to capital allocation, we are continually faced with five choices: invest in existing operations for future growth, acquire or start new businesses, pay down debt, pay dividends, or repurchase stock. Below we share how we deployed capital in 2017 and provide insight into our future direction in our various businesses. To summarize the year: • Our loan portfolio generated substantial cash flow and net income for the company, yet experienced large pay downs, as expected. • Our servicing business grew in total amount and types of loans serviced organically and through product expansion. We will continue to grow in 2018 through industry consolidation and our acquisition of Great Lakes Educational Loan Services, Inc.; we believe we are well-positioned to respond to the government servicing contract procurement. • Our payments business continued to generate solid growth and will continue to make additional investments in technology and new products. • We made long-term investments in our fiber optic communications business with a total of $115 million in capital expenditures invested in plant and infrastructure and began to see revenue production through line and customer growth. • We divested the Peterson’s Publishing business because it no longer fit our strategic goals. • We remain extremely positive about our investment in Hudl. • We paid $24 million in dividends to our shareholders and repurchased $69 million in stock from our shareholders. • The changes in tax code created some noise in our financial statements at year-end but should have a very positive impact in 2018 and beyond. A great way to evaluate Nelnet’s performance is to consider where we are generating and spending cash. Some of the more significant cash activities during 2017 are summarized below. In 2017, we generated over $380 million of cash from the following selected activities: +$270 million from the portfolio +$52 million from servicing operations +$49 million from our payments processing division +$12 million from asset and investment management

2017 Letter to Shareholders | Page 3 In 2017, we used more than $600 million of cash through the following selected activities: -$171 million in net investment activity (including debt repurchases) -$130 million in capital expenditures and operating losses for expansion of our fiber optic communications division -$97 million in income taxes -$93 million in stock repurchases and dividends -$75 million in private education and consumer loan acquisitions -$41 million in capital expenditures for facilities and infrastructure Nelnet is in a fortunate position to have businesses on both ends of the spectrum – those that are not capital intensive, generating significant cash and opportunities for additional investment, and those with a long-term high return potential that require significant capital. We have been looking at the after-tax return on committed capital in all of our businesses, assuming they are in a mature state. The somewhat difficult part is calculating the true current equity investment we have allocated in each of those divisions. The goal is to evaluate whether we believe continued investment in those divisions is a good decision. In 2017, the return on committed capital related to our student loan portfolio was in the high single digits, which is lower than past years because we currently have significant cash trapped in reserve accounts in the trust estates holding the portfolio, as well as a decreasing amount of fixed rate floor income as interest rates rise and the loans amortize. If the internal rate of return over the life of our portfolio is considered, it is significantly greater than the 2017 return on equity, and is probably the best investment we will have made in our business careers. As the portfolio continues to amortize and capital is released from the various trust estates, it will be available for further investment in diversified assets, other business opportunities, or returned to shareholders. Our servicing business is our most mature fee-based business and, in reality, our least capital-intensive business as it relies on well-established infrastructure and technology. The return on committed capital was in excess of 20 percent in 2017. While its traditional product offerings are mature and do not require significant capital to maintain, it also offers unique opportunities for capital deployment to improve borrower experience through industry consolidation, acquisitions, and new product development, as evidenced by our acquisition of Great Lakes and expansion into consumer loan servicing. Our payments business has mature products and new products. The return on committed capital in 2017 was in excess of 20 percent. We have been providing payment plans in K-12 schools since 1985 and processing payments on higher education campuses since 1997. We have tremendous opportunity to develop and integrate new products in schools, as well as develop modern infrastructure for the payment processing industry. Coupled with international expansion, we see increasing opportunity for investment and capital deployment in our payments business. Our investment in fiber optic communications is in its infancy. We are making significant capital and infrastructure investments with confidence in our ability to add customers to our network and create long-term cash flow value. // Return on Committed Capital

2017 Letter to Shareholders | Page 4 Our servicing business, Nelnet Diversified Solutions (NDS), had a strong year on many fronts. The revenue generated by the business was $265 million, up from $260 million in 2016. The division booked income before taxes of $35 million for the year, which included all of the costs for our joint venture with Great Lakes, before elimination of the amount attributable to their portion. The major drivers in the business were increases in federal Direct, private education, Federal Family Education Loan (FFEL) Program loans, and consumer loans. NDS is experiencing a runoff of FFEL Program loans as they naturally amortize and pay off; however, we are also winning a fair number of FFEL Program loan servicing transfers as loan holders consolidate servicing to a handful of loan servicers as the entire outstanding FFEL Program portfolio pays off. We have made strides growing in consumer and private education loan servicing and in the back-up servicing space for FinTech lenders. In 2018, we believe we will continue to grow servicing in the consumer loan industry as FinTechs are looking to partner with highly capitalized, investment grade rated servicers with state-of-the-art, highly scalable origination and repayment servicing systems. The first half of 2017 was consumed with our joint venture with Great Lakes servicing to bid on the government’s procurement for a single servicing platform for student loans. Our joint venture team worked tirelessly to put together what we believed to be a winning proposal, and once that particular procurement was cancelled, we pivoted to work on an acquisition of Great Lakes’ servicing operation. This acquisition was completed on February 7, 2018. Our fundamental belief in this instance is that one plus one is significantly greater than two. Both Nelnet and Great Lakes are industry leaders in customer satisfaction scores and together we boast more than 90 years of experience serving student loan borrowers. Once we started working with the Great Lakes teams to plan the acquisition, we confirmed our previous belief that we share similar cultures with a deep focus on exceptional customer experiences. Our combined organization is now made up of approximately 6,100 associates, with more than 4,300 associates servicing $455 billion of loans for 16.2 million borrowers. We have identified duplicative costs in certain areas of Nelnet and Great Lakes that bring opportunities to gain efficiencies. We both spend significant dollars on our core processing systems, and although they are written in different code bases, they perform the same functionality. Our thesis is that we can combine the loan portfolios onto a single platform and use the savings to provide an even better experience to our lender and borrower customers. Our objective is to develop a modernized, state-of-the-art system that operates at the highest quality and lowest cost. // Loan Servicing

2017 Letter to Shareholders | Page 5 // Tuition Payment Processing and Campus Commerce Nelnet Business Solutions (NBS) is our campus commerce and tuition payment processing division. The business had a record year in 2017, earning revenue of $146 million, up from $133 million in 2016, and $120 million in 2015. NBS earned income before taxes of $39 million in 2017, up from $35 million in 2016, and $31 million in 2015. We characterize the business as a technology service value-added payments company. We continue to expand our services to nearly 11,500 private, faith-based K-12 schools by integrating our products and services into a complete school management solution. Our FACTS Management company is the leading brand in this space and we intend to expand the use of the FACTS brand in the coming year. The scope of our leading products and services for schools includes tuition management and billing services, financial needs assessment and scholarship administration, student information systems and learning management, enrollment management, emergency notification, donation, and parent portal reporting. Nelnet Campus Commerce is our higher education brand in the United States, serving 970 colleges and universities with payment processing, billing and tuition management products, and services that ultimately make higher education more affordable. This business is characterized by products and services that have deep integration with enterprise resource planning (ERP) partners on campus. The efficacy of deployment is critical to the success of both student experiences and institutional client relationships. Nelnet Campus Commerce differentiates its services by professionalizing its approach to integration with information technology experts on campus and ERP partners. We continue to advance the mobility of our products while maintaining the highest level of security and Payment Card Industry (PCI) compliance. One of the unique happenings in NBS in 2017 was the ongoing investment in payment products and services, primarily under the PaymentSpring name. This investment will create another card processing solution for our clients on top of our deep integration with existing processors. Our back-end technology deployment allows for a deeper level of reporting and pricing analysis for our value-added reseller clients, such as colleges and universities, than is available from existing processors today. The investment in back-end processing as well as a state-of-the- art front-end customer interface will position Nelnet to better serve existing clients as well as offer a competitive solution to expand into other areas of the payments industry. In 2017, the company incurred almost $6 million in net operating costs related to providing and developing these products and services. We will continue to invest additional capital into these products and services, which will impact our operating results over the next several years. NBS recently launched a product that supported a national giving platform for a single day of giving during Catholic Schools Week. Through the sponsorship of the National Catholic Educational Association and FACTS donation management technology, we are giving back to the schools we serve and increasing the vitality of private education. We also see opportunity in the federal liberalization of 529 savings plan funds for the payment of private education expenses. We are evaluating the business requirements necessary to allow consumers to transfer 529 savings plan funds to tuition expenses at our client schools. This type of investment results in a stronger private school system in the United States, indirectly benefitting FACTS by enhancing the financial stability of the industry. UniLink, NBS’ operating subsidiary in Australia, is a payment and commerce provider to higher education institutions Down Under with dominant market share serving over 70 percent of all higher education institutions in the country. Australia presents a growth opportunity in K-12 education as well. In 2017, we focused on refining

2017 Letter to Shareholders | Page 6 // Telecommunications Nelnet acquired ALLO Communications on December 31, 2015. Since then, ALLO has become an integral part of Nelnet and an exciting part of our future. Revenue from ALLO was $26 million in 2017, compared with $18 million in 2016. We anticipate that ALLO will be dilutive to our consolidated earnings as it continues to build its network in Lincoln, Nebraska and other communities, due to depreciation of large upfront capital expenditures and upfront customer acquisition costs. In 2017, ALLO incurred a net loss of $17 million, compared with a net loss of $6 million for 2016. ALLO's management uses earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA) to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. In 2017, ALLO had negative EBITDA of $9 million, compared with negative EBITDA of $2 million for 2016. (1) ALLO stands out from other telecommunications providers because of its superior network and technology and hassle-free customer service. In 2004, ALLO began creating gigabit communities (offering internet speeds of 1 GIG or more) by overbuilding rural Nebraska communities with an all-fiber optic network. These ubiquitous fiber networks provide communities with the fastest internet speeds, unmatched broadband, and superior video and telephone services to meet the bandwidth demands of residents and businesses. Fiber sets ALLO apart from the competition. As cloud computing, streaming services, and the internet of things have become conventional, the need for internet speed and bandwidth is almost insatiable. The fiber light signal moves faster, carries more data, maintains speed over long distances, and is less susceptible to interference from things such as power lines. These capabilities dramatically improve how a community’s businesses, schools, and medical offices operate, as well as how people live and communicate, impacting a community’s growth and ability to be economically vibrant. our FACTS commerce solution for the Australian market and moving from a beta client user base to a full market launch to all private K-12 institutions. We expect to grow in the coming years in K-12 education in Australia as the FACTS brand and product solution are accepted by the market. We are pleased with the consistent performance of NBS and expect our revenue and earnings to continue to grow. We are proud of our investment in the vitality of our industry and look forward to continuing our leading role as an advocate for education nationally. (1) Earnings (loss) before interest, income taxes, depreciation, and amortization ("EBITDA") is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The company reports EBITDA for ALLO because the company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP. A reconciliation of EBITDA from ALLO’s net loss under GAAP can be found in the company's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on February 27, 2018.

2017 Letter to Shareholders | Page 7 The number of households ALLO served as of December 31, 2017, was 20,428, an increase of 10,614, or more than 100 percent, from the number of households served as of December 31, 2016. ALLO has also significantly increased the number of households that are passed by its network and are either in service or readily capable of being served to 71,426 as of December 31, 2017, compared with 30,962 as of December 31, 2016. ALLO has invested significantly in its fiber network, primarily in Lincoln, Nebraska, with capital expenditures of $39 million and $115 million in 2016 and 2017, respectively. The company currently anticipates total network expenditures of approximately $75 million in 2018, which will substantially complete passing Lincoln’s businesses and consumers. In 2017, ALLO directionally bored more than 3 million feet and installed over 1,100 miles of fiber optic cable. In the fourth quarter of 2017, ALLO announced plans to develop Hastings, Nebraska and Fort Morgan, Colorado, which will increase total households available in ALLO’s current markets from 137,500 to over 152,000. ALLO plans to continue expansion to additional communities in Nebraska and Colorado over the next several years. Fort Morgan’s unique model has the city funding and managing construction of the all-fiber network passing all businesses and homes in the market. ALLO will lease and operate the network to serve subscribers. In Hastings, ALLO purchased the fiber network and business customer contracts of Glenwood Telecommunications at the end of the year, providing a head start in building out the rest of the community. // Asset Generation and Management and Investment Advisory Services As expected, our portfolio continues to amortize. Our FFEL Program, private education, and consumer loan portfolios totaled $24.9 billion at the end of 2016, dropping to $21.8 billion at the end of 2017. It was one of the lightest years in our corporate history on the FFEL Program loan acquisition front. We acquired $255 million of FFEL Program loans. Over the course of 2017, we issued $1.5 billion in FFEL Program loan asset- backed securities, creating new residuals that we expect to return $150 million in cash flow over the course of their lives. In 2017, we began to acquire unsecured consumer loans as we made investments to strengthen our credit expertise and increase our servicing footprint in the FinTech space. We ended the year with more than $62 million of personal loan investments on our balance sheet. Essentially, we are growing our experience to validate our assumptions on loan performance. Often overlooked in Nelnet’s business holdings is our registered investment advisor, Whitetail Rock, which had a very strong year in 2017. As of year-end, Whitetail had $874 million in assets under management for third parties, primarily invested in student loan asset-backed securities, an area where we have substantial experience. For managing the portfolio, Whitetail earned $2.6 million in management fees. As spread markets tightened, Whitetail traded almost $1.3 billion (purchased $628 million and sold $661 million) for its clients generating $10.1 million in performance fees for their stellar performance. While management fees should be relatively stable in 2018, trading conditions are currently more difficult and performance fees could be limited in future years.

2017 Letter to Shareholders | Page 8 // Divestiture of Peterson’s Publishing Peterson’s Publishing’s primary products are test preparation books and services, and we strived for years to couple their national brand with our ability to help students plan and pay for their higher education. However, as a result of rapid changes in the publishing industry and the discontinuation of new FFEL Program loan originations, we finally decided that Peterson’s no longer fit with our future plans for Nelnet, and a divestment at year-end worked out well with the changes to the tax laws. We wish the best of luck to the Peterson’s associates and their new owners and thank everyone for their hard work completing the transaction. // Hudl Investment Since 2010, Nelnet has invested significantly in Hudl, a sports software company revolutionizing how teams around the world analyze game and practice film. In 2010, we invested $100,000; in 2014, we invested $726,000; in 2015, we invested $40.6 million; and in 2017, we invested $10.4 million. Our investments in Hudl total $51.8 million to date. Hudl continues to be an amazing growth story and our confidence in the company’s products, business plan, and management team only continues to grow. In November 2017, the company moved into its new global headquarters in Lincoln, Nebraska, which is now home to more than 350 “Hudlies.” In total, the company has grown to more than 1,000 associates across 15 countries. Hudl now boasts more than 4.2 million active users and more than 160,000 active teams across more than 30 sports. In United States high school football, where Hudl got its start, over 98 percent of schools pay for a Hudl subscription and actively use the service to analyze their practice, game, and opponent scout film, to find teachable moments to improve, and to build highlights to showcase their best moments. More than 4,000 high schools use Hudl’s Sideline product to do that same video analysis live during the game, technology that is not yet allowed in the NCAA or NFL. Hudl's Recruit product is used by over 95 percent of NCAA Division I football teams to find and evaluate prospective players. Hudl products are used by more than 41,000 active United States high school and club basketball teams, representing just over 60 percent of the high school market but only a small fraction of the club basketball opportunity. In addition, 29 of the 30 NBA teams and over 70 percent of NCAA Division I men’s and women’s basketball teams use a Hudl product. The company has also seen big growth in United States high school and club soccer (more than 17,000 active teams) and lacrosse (more than 6,000 active teams). In December, Hudl announced that it acquired VolleyMetrics, the global leader in video and analysis tools in collegiate and professional volleyball. With the VolleyMetrics addition, Hudl now serves more than 11,000 teams across United States high schools and clubs, over 70 percent of NCAA Division I men’s and women’s volleyball teams, and more than 10 professional leagues around the world. Globally, Hudl serves more than 3,000 teams spanning top collegiate and professional organizations. This includes all 20 English Premier League teams, all 18 Australian Football League teams, and 18 Chinese Basketball Association teams.

2017 Letter to Shareholders | Page 9 Brands like Gatorade, Nike, and T-Mobile have taken notice of Hudl’s highly-coveted user base and have partnered with the company to advertise and create deeper brand integrations within the product. Hudl will continue to grow its paid team subscriptions across all levels in 2018 and will enhance its advertising offering to brands interested in connecting with its global user base. Hudl is a long-term investment for us, and we remain very bullish about the future of the company. // Our Future As I have discussed in prior shareholder letters, Nelnet has been profitable every year since we went public in December 2003. Since that time, we have paid cumulatively almost $1.4 billion in federal and state taxes, with an annual effective tax rate ranging from 35 to 38 percent. The Tax Cuts and Jobs Act, signed into law on December 22, 2017, changes existing United States tax law and includes numerous provisions that affect businesses, including Nelnet. The act, for instance, introduces changes that impact United States corporate tax rates, business- related exclusions, and deductions and credits. What does the impact of this legislation mean for Nelnet? • We accelerated over $14 million of expenses into 2017 to maximize deductions, including sharing over $4 million in bonuses with our front-line associates in the fourth quarter of 2017. • The company re-measured its deferred tax liabilities and deferred tax assets upon enactment of the act in 2017, resulting in a decrease to income tax expense (and an increase to net income) of $19 million. • We expect our future effective tax rate, beginning in 2018, will be 23 to 24 percent, versus a historical rate ranging from 35 to 38 percent. The impacts of tax reform are not only positive for Nelnet; we believe the impacts will be substantial and positive for the United States economy. Nelnet will use the additional earnings from the lower tax rate to invest in current and future business opportunities, increasing shareholder value. Reinvesting these profits into our business will provide ongoing opportunities for existing and new Nelnet associates. Each year, we believe it is important to share Nelnet’s “fair value approach” with our shareholders. We feel it is a fundamental component to existing and potential shareholders’ understanding of how we lead our company and where it is going in the future. It is our goal for each Nelnet shareholder to record a gain or loss in market value proportional to the gain or loss in per-share fundamental value recorded by the company. To achieve this goal, we strive to maintain a one-to-one relationship between the company’s fundamental value and the market price. As that implies, we would rather see Nelnet’s stock price at a fair level than at an artificial level. Our fair value approach may not be preferred by all investors, but we believe it aligns with Nelnet’s long-term approach to both our business model and market value.

Nelnet's Corporate Performance (Annual Percentage Change)			
	Nelnet Per Share Book Value With Dividends Included	Nelnet Per Share Market Value With Dividends Included	S&P 500 With Dividends Included
2004	49.2%	20.2%	10.9%
2005	41.5%	51.1%	4.9%
2006	6.3%	(32.7)%	15.8%
2007	(1.6)%	(52.5)%	5.5%
2008	6.6%	13.3%	(37.0)%
2009	21.0%	20.7%	26.5%
2010	23.7%	41.6%	15.1%
2011	22.6%	4.9%	2.1%
2012	16.7%	27.5%	16.0%
2013	26.1%	42.8%	32.4%
2014	21.1%	10.9%	13.7%
2015	16.0%	(26.6%)	1.4%
2016	15.4%	52.7%	12.0%
2017	8.8%	9.1%	21.8%
CAGR	**18.9%**	**7.9%**	**8.7%**

In 2018, our primary focuses will be continuing to improve customer experiences in all of our businesses; deploying fiber to additional homes and businesses in our markets; integrating with Great Lakes in our servicing business; positioning ourselves to provide a state-of-the-art, next generation servicing system to our clients; adding more consumer and private education loans to our balance sheet; bringing new clients onto our payment processing systems; hiring, retaining, and energizing our associates; and investing our capital wisely.

In a world of so much unpredictability, we recognize that it is more important than ever before to stay focused on our Core Values. Though there will always be factors out of our control, experience has taught us that if we support our associates and live out our values, success comes naturally. We look forward to a successful year in 2018 and thank you for your continued investment in our company.

Sincerely,

Jeffy R. Noordhoek

Jeff Noordhoek, Chief Executive Officer

2017 Letter to Shareholders | **Page 10**

2017 Letter to Shareholders | Page 11 Forward-Looking and Cautionary Statements This letter to shareholders contains forward-looking statements within the meaning of federal securities laws. Statements about the company’s plans and expectations for future financial condition, results of operations or economic performance, or that address management’s plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “should,” “would,” “will,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management’s current expectations as of the date of this letter and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company’s student loan portfolio, such as interest rate basis and repricing risk and changes in levels of student loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of expected benefits from FFEL Program, private education, and consumer loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; the uncertain nature of the expected benefits from the acquisition of Great Lakes and the ability to successfully integrate technology, shared services, and other activities and successfully maintain and increase allocated volumes of student loans serviced under existing and any future servicing contracts with the Department; risks to the company related to the Department’s initiative to procure new contracts for federal student loan servicing, including the risk that the company on a post-Great-Lakes-acquisition basis may not be awarded a contract; risks related to the development by the company and Great Lakes of a new student loan servicing platform, including risks as to whether the expected benefits from the new platform will be realized; risks and uncertainties from changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFEL Program loan interest income and fee-based revenues due to the discontinuation of new FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment; the uncertain nature of the expected benefits from the acquisition of ALLO and the ability to successfully integrate its telecommunications operations and successfully expand its fiber network in existing service areas and additional communities and manage related construction risks; risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the company both within and outside of its historical core education-related businesses; and changes in general economic and credit market conditions. For more information, see the “Risk Factors” sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission (SEC), including the most recent Form 10-K filed by the company with the SEC. All forward-looking statements in this letter are as of the date of this letter. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company’s expectations, the company disclaims any commitment to do so except as required by securities laws.